Exhibit 99.01

Continucare Corporation Reports 116% Increase in Operating Profit for First Quarter of Fiscal 2010

MIAMI--(BUSINESS WIRE)--November 5, 2009--Continucare Corporation (NYSE Amex: CNU) today reported financial results for its first quarter of fiscal 2010. Financial highlights for the quarter and other recent events include:

  Total revenue of $76.0 million, a 17% increase compared to $65.1 million for the same period last year;
  Income from operations of $8.6 million, a 116% increase compared to $4.0 million for the same period last year;
  Net income of $5.3 million, or $0.09 per diluted share, as compared to $2.5 million, or $0.04 per diluted share, for the same period last year; and
  Expansion of service offerings through the launch of Seredor Corporation, a new sleep diagnostic center subsidiary.

Continucare’s cash and cash equivalents increased to $22.8 million at September 30, 2009 from $13.9 million at June 30, 2009, while working capital increased to $29.8 million at September 30, 2009 from $25.5 million at June 30, 2009. Total liabilities declined to $13.6 million at September 30, 2009 compared to $14.1 million at June 30, 2009. Shareholders’ equity was $116.9 million at September 30, 2009 compared to $111.2 million at June 30, 2009.

“We are extremely pleased with our first quarter results,” said Richard C. Pfenniger, Jr., Continucare’s Chairman and Chief Executive Officer. “Record revenues, improved utilization outcomes and operating efficiencies resulted in a 113% increase in net income. During the quarter we also continued to strengthen our financial position as evidenced by higher quarter-ending cash and working capital balances. Also, during the quarter we added an important new dimension to our business with the launch of Seredor Corporation and the acquisition of our first sleep diagnostic centers.”

About Seredor Corporation

Seredor is a wholly-owned subsidiary of Continucare that operates and manages sleep diagnostic centers at 15 locations in Florida, South Carolina, North Carolina, West Virginia, Virginia, Colorado and Ohio. The centers conduct sleep studies to determine whether patients suffer from sleep disorders and, if so, the severity of the condition. Seredor clinical staff is expertly trained in sleep disorders and works in partnership with physicians, neurologists, respiratory therapists, and other clinicians utilizing state-of-the-art equipment to effectively diagnose and treat patients. The most common sleep disorder, obstructive sleep apnea or OSA, is a serious health condition that afflicts more than 18 million adults in the United States. For more information please visit www.seredor.com.

About Continucare Corporation

Continucare provides primary care physician services on an outpatient basis through a network of medical facilities and independent physician affiliates (IPAs) in the State of Florida. Continucare has 18 medical offices equipped with state-of-the-practice technology and staffed with experienced physicians and a comprehensive support staff. In addition, Continucare provides health practice management services to IPAs who practice primary care medicine in South Florida. Continucare assists these physicians with medical utilization and pharmacy management and specialist network development, freeing them to devote more time to patient care. Also, through its subsidiary, Seredor Corporation, Continucare operates 15 sleep diagnostic centers in seven states. For more information please visit www.continucare.com.

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements are subject to risks and uncertainties that may affect our business and prospects and cause our actual results to differ materially from those set forth in the forward-looking statements including the following: our operations are dependent on three health maintenance organizations; under our most important contracts we are responsible for the cost of medical services to our patients in return for a capitated fee; our revenues will be affected by the Medicare Risk Adjustment program; if we are unable to manage medical benefits expense effectively, our profitability will likely be reduced; a failure to estimate incurred but not reported medical benefits expense accurately will affect our profitability; we compete with many health care providers for patients and HMO affiliations; we may not be able to successfully recruit or retain existing relationships with qualified physicians and medical professionals; our business exposes us to the risk of medical malpractice lawsuits; we primarily operate in Florida; a significant portion of our voting power is concentrated; we are dependent on our executive officers and other key employees; we depend on the management information systems of our affiliated HMOs; we depend on our information processing systems; the volatility of our stock price; a failure to successfully implement our business strategy could materially and adversely affect our operations and growth opportunities; our intangible assets represent a substantial portion of our total assets; competition for acquisition targets and acquisition financing and other factors may impede our ability to acquire other businesses and may inhibit our growth; our acquisitions could result in integration difficulties, unexpected expenses, diversion of management’s attention and other negative consequences; health care reform initiatives, particularly changes to the Medicare system, could adversely affect our operations; a decrease to our Medicare capitation payments may have a material adverse effect on our results of operations, financial position and cash flows; we are subject to government regulation; the health care industry is subject to continued scrutiny; our insurance coverage may not be adequate, and rising insurance premiums could negatively affect our profitability; deficit spending and economic downturns could negatively impact our results of operations; and many factors that increase health care costs are largely beyond our ability to control. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our most recent annual report on Form 10-K and other filings with the SEC and we urge you to read those documents. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

ASSETS	September 30, 2009	June 30, 2009
Current assets:
Cash and cash equivalents	$22,791,701	$13,895,823
Due from HMOs, net of a liability for incurred but not reported medical claims of approximately $24,957,000 and $23,719,000 at September 30, 2009 and June 30, 2009, respectively	11,663,865	17,323,599
Prepaid expenses and other current assets	1,197,263	812,970
Deferred income tax assets	142,432	141,420
Total current assets	35,795,261	32,173,812
Certificates of deposit, restricted	1,239,281	1,233,653
Property and equipment, net	11,545,216	10,489,383
Goodwill	73,761,077	73,204,582
Intangible assets, net of accumulated amortization of approximately $3,725,000 and $3,406,000 at September 30, 2009 and June 30, 2009, respectively	5,276,807	5,253,666
Deferred income tax assets	2,826,134	2,795,588
Other assets, net	133,049	152,702
Total assets	$130,576,825	$125,303,386
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$520,184	$652,305
Accrued expenses and other current liabilities	2,911,128	4,455,675
Income taxes payable	2,588,198	1,575,511
Total current liabilities	6,019,510	6,683,491
Deferred income tax liabilities	6,475,710	6,435,732
Other liabilities	1,135,476	981,640
Total liabilities	13,630,696	14,100,863
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 59,471,049 shares issued and outstanding at September 30, 2009 and 59,391,049 shares issued and outstanding at June 30, 2009	5,947	5,939
Additional paid-in capital	105,645,778	105,210,519
Accumulated earnings	11,294,404	5,986,065
Total shareholders’ equity	116,946,129	111,202,523
Total liabilities and shareholders’ equity	$130,576,825	$125,303,386

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,
	2009	2008

Revenue	$75,972,366	$65,064,634
Operating expenses:
Medical services:
Medical claims	52,624,059	47,317,293
Other direct costs	7,572,219	7,157,852
Total medical services	60,196,278	54,475,145
Administrative payroll and employee benefits	3,259,097	2,733,557
General and administrative	3,878,513	3,853,321
Total operating expenses	67,333,888	61,062,023
Income from operations	8,638,478	4,002,611
Other income (expense):
Interest income	17,510	76,103
Interest expense	(3,370)	(3,043)
Income before income tax provision	8,652,618	4,075,671
Income tax provision	3,344,279	1,579,539

Net income	$5,308,339	$2,496,132

Net income per common share:
Basic	$.09	$.04
Diluted	$.09	$.04

Weighted average common shares outstanding:
Basic	59,416,938	65,114,930
Diluted	61,075,996	66,253,565

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,308,339	$2,496,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	620,104	542,177
Compensation expense related to issuance of stock options	296,895	298,137
Excess tax benefits related to exercise of stock options	(83,172)	-
Deferred tax expense	8,420	(29,371)
Changes in operating assets and liabilities:
Due from HMOs, net	5,659,734	4,110,272
Prepaid expenses and other current assets	194,225	(517,828)
Other assets, net	31,063	31,792
Accounts payable	(132,121)	73,298
Accrued expenses and other liabilities	(1,754,081)	(1,846,996)
Income taxes payable	1,095,859	(141,090)
Net cash provided by operating activities	11,245,265	5,016,523

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of certificates of deposit	(5,628)	(7,156)
Acquisition of Professional Sleep Diagnostics, Inc., net of cash acquired	(1,348,614)	-
Purchase of property and equipment	(1,094,691)	(635,817)
Net cash used in investing activities	(2,448,933)	(642,973)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal repayments under capital lease obligations	(38,826)	(18,496)
Proceeds from exercise of stock options	55,200	-
Excess tax benefits related to exercise of stock options	83,172	-
Repurchase of common stock	-	(3,759,486)
Net cash provided by (used in) financing activities	99,546	(3,777,982)

Net increase in cash and cash equivalents	8,895,878	595,568
Cash and cash equivalents at beginning of period	13,895,823	9,905,740
Cash and cash equivalents at end of period	$22,791,701	$10,501,308

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of property and equipment with proceeds of capital lease obligations	$-	$36,711
Retirement of treasury stock	$-	$3,116,187

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$2,240,000	$1,750,000
Cash paid for interest	$3,370	$3,043

CONTACT:
Continucare Corporation, Miami
Fernando L. Fernandez, Senior Vice President – Finance
305-500-2105